EXHIBIT 21
ARCTIC CAT INC.

                     Subsidiaries of the Company

                        Arctic Cat Sales Inc.
                      organized under the laws
                      of the State of Minnesota
                 100% of common stock owned by parent

                        Arctic Cat FSC, Inc.
                   (a foreign sales corporation)
                    Organized under the laws of
                             Barbados
                100% of common stock owned by parent